Exhibit 99.1

Important Information Regarding ERHC Energy Inc.
Annual Meeting of Shareholders

On behalf of ERHC’s Board of Directors and Management, we look forward to greeting you our shareholders at the Annual Meeting of Shareholders on Thursday, April 26, 2012 in Houston Texas (“Annual Meeting”).  Management’s aim is to conduct a well-organized and useful Annual Meeting with accompanying voting. We are confident that these objectives will be met given ERHC’s invested time and effort.

In the interest of achieving the aforementioned objectives, Management would like to outline certain logistics for the Annual Meeting: particularly, ERHC policies for admission to the meeting and voting during the meeting. Please note these policies can be found, and are also discussed in further detail, in ERHC’s Proxy materials accessible through ERHC’s website at http://erhc.com/secfilings/. We hope the following questions and answers assist you when making preparations for the meeting and the attendant vote.

Which shareholders are entitled to vote at the Annual Meeting?

You are entitled to vote your shares and attend the Annual Meeting, only if you were an ERHC “shareholder of record” or joint shareholder of record at the close of business on March 26 , 2012 (the “Record Date”),. As of the Record Date (March 26, 2012), there were 738,933,854 shares of common stock ($0.0001 par value) of the Company (“Common Stock”) outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter properly brought before the Annual Meeting. No other class of securities is entitled to vote at the Annual Meeting. ONLY “SHAREHOLDERS OF RECORD” WILL BE ALLOWED TO VOTE AT THE ANNUAL MEETING.

What do I need to present to attend the Annual Meeting?

You will need to present photo identification to enter the Annual Meeting. If you are a “shareholder of record,” your name will be verified against the list of shareholders of record on the Record Date prior to your admission to the Annual Meeting. If your shares are held beneficially in the name of a bank, broker or other holder of record (“beneficial owner”) and you plan to attend the Annual Meeting, you must also present proof of your ownership of ERHC Common Stock, as of March 26, 2012, such as a bank or brokerage account statement, to be admitted to the Annual Meeting. If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the Annual Meeting. If you have any questions about attending the Annual Meeting, you may contact our Corporate Secretary at 713-626-4700.

What is the difference between holding shares as a shareholder on the Record Date (a “shareholder of record”) and being a “beneficial owner”?

If your shares of Common Stock are registered directly in your name with ERHC’s transfer agent, Corporate Stock Transfer, you are considered the “shareholder of record” of those shares. The Notice, Proxy Statement and proxy card have been sent directly to you by ERHC, or in some cases, by Broadridge Financial Solutions, Inc.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of such shares held in street name. While you are invited to attend the Annual Meeting, as a “beneficial owner” you may not directly vote the shares held by you at the meeting.

How can I vote my shares in person at the Annual Meeting?

You may vote in person, if you are the “shareholder of record,” at the Annual Meeting by completing a ballot; however, attending the Annual Meeting without completing a ballot will not count as a vote. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy, as described below, so that your vote will be counted if you later decide not to attend the Annual Meeting.

How can I vote my shares without attending the Annual Meeting?

If you, as “shareholder of record,” (or your broker, trustee or other nominee in the case of shares held through a broker, trustee or other nominee) submit a properly completed proxy, your shares will be voted as you (or they) direct. However, if you (or they, as the case may be) submit a proxy and do not specify how to vote, we will vote your shares: (1) “FOR” the election of the nominees for Director as identified on Proposal No.1; (2) “FOR” the ratification of the Audit Committee’s appointment of MaloneBailey, LLP as the Company’s independent public registered accountants for the fiscal year ending September 30, 2012 and (3) in our discretion as to other business that is properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

If you are the “shareholder of record,” you may vote your shares for the Annual Meeting scheduled for Thursday, April 26, 2012 by one of the following means.

•
By Mail. Complete, sign and date the proxy card you received and return it in the prepaid envelope. If the prepaid envelope is missing, please mail your completed proxy card to the Company’s stock transfer agent – Corporate Stock Transfer at 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209. All mailed proxies must be received by the Company’s stock transfer agent, on or before 5:00 p.m. (CST) on Wednesday, April 25, 2012. If you do not indicate your voting preferences, your shares will be voted as recommended by the Board of Directors.

•	Online. By following the instructions on the proxy card. All online votes must be received by the Company’s transfer agent on or before 5:00 p.m. (CST) on Wednesday, April 25, 2012.

While the unofficial results will be announced at the meeting, the final results of the meeting will not be published until three (3) business days after the meeting.

On behalf of ERHC’s Board of Directors and Management, we again look forward to greeting you our shareholders at the Annual Meeting of Shareholders on Thursday, April 26, 2012 in Houston Texas.  We as Management hope that the foregoing questions and answers were helpful, but encourage you to review ERHC’s Proxy materials in its entirety accessible through ERHC’s website at http://erhc.com/secfilings/.

Kind regards,

ERHC Management.